EXHIBIT 16.1

[LETTERHEAD]

December 22, 2023

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by MGO Global Inc. under Item 4.01 of its current report on the Form 8-K (the “Current Report”) dated December 22, 2023. We agree with the statements concerning our firm in such report; we have no basis to and, therefore, do not agree or disagree with the other statements made by MGO Global Inc. in the Current Report.

Very truly yours,

BF Borgers CPA PC

Lakewood, CO